As filed with the United States Securities and Exchange Commission on October 5, 2007.
Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL MONETARY SYSTEMS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-1924096
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

16901 West Glendale Drive New Berlin, Wisconsin 53151 262-780-3640 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
Donald F. Mardak
International Monetary Systems, Ltd.
16901 West Glendale Drive
New Berlin, Wisconsin 53151
262-780-3640
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert J. Philipp, Esq. Kranitz & Philipp 2230 East Bradford Avenue Milwaukee, Wisconsin 53211 414-332-2118

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	8,833,333 shares	$0.63	$5,564,999.79	$170.85
Total	8,833,333 shares	$0.63	$5,564,999.79	$170.85

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and ask prices of the common stock of International Monetary Systems, Ltd. on the OTC Bulletin Board on October 2, 2007, which date was within five business days of the date of this filing.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 5, 2007

8,833,333 Shares of Common Stock

INTERNATIONAL MONETARY SYSTEMS, LTD

This prospectus covers up to 8,833,333 shares of common stock of International Monetary Systems, Ltd. (“IMS” or “Company”) that may be offered for resale, or otherwise disposed for the account of, the selling securityholders set forth under the heading “Selling Securityholders” beginning on page 11. The shares of common stock issued and outstanding may be offered at any time.

The shares to be offered hereby were acquired by the selling securityholders (i) in payment for assets sold to IMS in January, 2007, (ii) as donees of such shares or (iii) as the holder of shares acquired in private transactions during 2006 and 2007; all of the foregoing shares bore demand and/or piggyback registration rights, pursuant to which, this registration statement is being filed.

We have agreed to bear all expenses, other than broker’s commissions and similar charges in connection with the registration and sale of the shares of common stock being offered by this prospectus.

The price at which the selling securityholders may sell the shares of common stock being offered by this prospectus will be determined by reference to the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares of common stock being offered by this prospectus.

On June 24, 2002, our common stock began trading on the OTC Bulletin Board, using the trading symbol “INLM.” The average of the bid and ask prices of our common stock on October 2, 2007 was $0.63 per share.

IMS will not receive any proceeds from the sale or other disposition of the shares or interests therein by the selling securityholders.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” beginning on page 6 of this prospectus.

Neither the United States Securities and Exchange Commission, referred to herein as the SEC, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	6
USE OF PROCEEDS	8
DESCRIPTION OF CAPITAL STOCK	8
SELLING SECURITYHOLDERS	11
LEGAL MATTERS	15
EXPERTS	15
WHERE YOU CAN FIND MORE INFORMATION	15
INCORPORATION BY REFERENCE	15
SIGNATURES AND POWER OF ATTORNEY	II-4

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

In addition to historical information, this prospectus contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements that include the words “may,” “will,” “believes,” “expects,” “anticipates,” or other similar expressions. These forward-looking statements may include, among others, statements concerning the expectations of IMS regarding its business, growth prospects, revenue trends, operating costs, working capital requirements, competition, results of operations, and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The forward-looking statements in this prospectus involve known and unknown risks, uncertainties, and other factors that could cause actual results, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements contained herein.

Each forward-looking statement should be read in context with, and with an understanding of, the various disclosures concerning the business of IMS made elsewhere in this prospectus, as well as other public reports filed by us with the SEC. Investors should not place undue reliance on any forward-looking statement as a prediction of actual results of developments. Except as required by applicable law or regulation, IMS undertakes no obligation to update or revise any forward-looking statement contained in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before making an investment decision, including the “Risk Factors” section beginning on page 3, and the documents and information incorporated by reference into this prospectus. We refer to International Monetary Systems, Ltd. as “IMS,” the “Company,” “we,” “our,” and “us.”

International Monetary Systems, Ltd. was incorporated in 1989 under the laws of the State of Wisconsin. The Company acquires, owns, manages and operates trade exchanges and other related businesses.

Trade exchanges, or barter networks, are financial service firms which permit companies and individuals to exchange goods and services utilizing an electronic currency known as "trade dollars", the use of which is described below. Currently, IMS services more than 15,000 barter customers. We have continually expanded our customer base, principally through enrolling new members in our existing markets, acquiring other barter exchanges, and by encouraging our members to increase their trade volume.

Our corporate headquarters mailing address is 16901 West Glendale Drive, New Berlin, Wisconsin 53151, and our telephone numbers are (800) 559-8515 and (262) 780-3640; the telephone number for our primary facsimile line is (262) 780-3655. Our Internet addresses are www.internationalmonetary.com and www.imsbarter.com.

The Modern Barter Industry

The modern barter industry took shape in its current form in 1969 with the creation of the first retail barter exchange. Currently there are an estimated 250 barter system firms - including several with multiple licensees - operating in the United States and Canada. These exchanges provide services that involve an estimated 200,000 member companies.

Retail trade exchanges range in size from those operated by a single person from a small office to large firms operating out of multiple offices located over a wide area. The 35 largest commercial exchange firms handle approximately 50% of the estimated $700 million in transactions that flow through the barter system annually. Most trade exchanges are private companies that make extensive use of computers to track their members, match transactions, and provide necessary accounting.

The National Association of Trade Exchanges and the International Reciprocal Trade Association are the two professional associations most active in the industry.

How Barter Works

In a typical barter transaction, a member offers to sell products or services in return for the exchange's trade dollars, typically referenced as "T$", which are paid to the member by the purchaser in the transaction. For example, T$100 refers to $100 worth of trade dollars that are used to acquire a product or service priced at $100 in U.S. currency. If the purchase price is greater than the amount of earned trade dollars in the buyer's account, the exchange may grant a trade dollar line of credit to the buyer. Periodically, each member has to account for any deficit in its trade account just as it would with a conventional loan or other credit facility.

As compensation for providing its services, the trade exchange generally charges a one-time membership fee, monthly maintenance fees and/or a percentage of the price of each transaction (usually 10% to 12%). These fees are typically paid by the member to the trade exchange in cash.

Barter transactions which represent sales revenue are taxable as ordinary income to the recipient of the trade dollars in the conventional dollar amount of the trade dollars received, and conversely are deductible as ordinary expense by a purchaser in the conventional dollar amount of the trade dollars paid. Members' barter sales are reportable by the trade exchange to the Internal Revenue Service on Form 1099B.

Advantages and Disadvantages

Barter offers a number of advantages to those who utilize it. A principle advantage to trade exchange members is referred to as "barter leverage". This refers to the fact that the typical barter exchange member is purchasing a product or service in exchange for its own product or service. Consequently, each purchase results in a probable sale. And since the actual cash cost of producing the product or service is typically less than its retail sale price, a person utilizing barter is actually purchasing for a real cash cost that is only a fraction of the price of the product or service purchased. In effect, the barter exchange member buys at wholesale, but sells its own goods or services at retail. Frequently, the member will charge a higher price for barter than for cash to cover the charges due to the trade exchange. However, the benefit to the person bartering for the product or service is still significant as a result of the purchase being accomplished through barter.

For example, a trade exchange member may incur a $1,000 cash cost to produce a product or to purchase it at wholesale. If the member then barters this product for a good or service priced at $1,500, representing the retail price at which it is normally sold, the member has effectively bought the good or service for a cost of only $1,000 in cash. Barter leverage is particularly effective in the case of products that have become hard to sell. Rather than write down their value, the producer may be able to secure full value by bartering them through the trade exchange. Barter leverage works most effectively when trading for something that is perishable, such as hotel rooms or airline tickets. Once the hotel room lies vacant or the airline seat is unfilled for a flight, its value is lost forever. In those cases, exchange of the room or seat in barter offers an effective way to gain value from something that would otherwise have been rendered worthless. Due to barter leverage, the value of barter to exchange members will more than likely offset the fees charged by the barter exchange.

Barter also provides an effective means by which a member may enter new markets, gain trial usage by potential customers, or increase market share. The member may well find that he can reach a customer who would not otherwise have tried his product or service if the full price had to be paid in cash, but who will try his goods or services, sometimes in large amounts or on extended terms, when the price is being paid in goods or services of the purchaser in the form of trade dollars. Because of the need to clear trade dollars over time, barter exchanges become affinity marketing networks, in which members seek out opportunities to do business with one another. The principal disadvantage of barter is that, in comparison to the general cash-based economy, a more limited supply of products and services is available.

International Monetary Systems, Ltd.

International Monetary Systems, Ltd. (IMSL) is a holding company that currently has three subsidiaries: Continental Trade Exchange, Ltd., doing business as International Monetary Systems (IMS), National Trade Association, Inc. and INLM Holdings, Inc. The IMS barter system operates in the United States and Canada.

The IMS Barter Network

As a leader in the barter industry, IMS has created a network of more than 16,000 businesses that regularly trade their goods and services with each other. Through their participation in our barter program, these companies are provided with an effective revenue management tool which enables them to identify and capture incremental income, move surplus inventories and profitably capitalize on their excess capacity. IMS functions as a third-party record keeper - a status granted by the Internal Revenue Service - and also manages the barter system.

To provide clients with a flexible and effective means of trading, IMS has created an alternative monetary system with its own unique currency. Upon enrolling in the program, each member is assigned a barter account (much like a traditional bank account) through which it receives IMS trade dollars - the medium of exchange for the barter system. Under the T.E.F.R.A. act of 1982, we are required to report all barter sales to the IRS. For accounting and tax purposes, the IRS has ruled that trade dollars are treated the same as cash. Accordingly, the Company may in any period report significant revenue, profits and increases in net assets from transactions denominated in IMS trade dollars or other non-cash consideration.

The IMS barter system began operations in July of 1985 and has had a record of consistent and steady growth. This growth has been generated both internally and through the acquisition of other barter networks. As we have continued to add new members to the system, we have witnessed a compounded annual growth rate of approximately 15% per year for the past decade. During that same period, we have also acquired twenty two independent trade exchange operations. We believe that the barter industry, much like the banking industry, is ready for a period of substantial consolidation and, therefore, we intend to continue acquiring strategically located trade exchanges that we believe will enable us to achieve and maintain a dominant market position. We believe that a dominant position within a market gives us better visibility within that market, allows us to offer a wider range of customer products and services for the benefit of our clients, and ensures that we will achieve greater economies of scale.

Five of those acquisitions were consummated during 2006. In March 2006, IMSL acquired from Southern Barter Exchange the membership list of their clients located in Memphis, Tennessee. Also in March 2006 IMSL acquired the membership list and assets of Master Trade Barter Systems of Los Gatos, California. In April 2006, IMSL acquired the membership list and assets of Trade Exchange of the Rockies, a barter exchange located in Golden, Colorado. In June 2006, IMSL acquired the membership list and assets of Barter Indiana Group, a barter exchange located in Indianapolis, Indiana. In September 2006, IMSL entered into a Share-Exchange agreement for the acquisition of all outstanding shares of National Trade Association (d.b.a Illinois Trade Association) located in Niles, Illinois. With the addition of these five client bases, the IMS barter network now boasts a membership roster totaling over 16,000 businesses.

Other Related Businesses

In addition to expanding our IMS barter operations, we intend to acquire other related businesses that synergize with and enhance the barter network.

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business, and an investment in our common stock. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment.

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes, before investing in our common stock. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed. The trading price of our common stock could decline, and you could lose all or part of your investment.

Our common stock trades in limited volume. We cannot guarantee that a liquid trading market for our common stock will develop or be sustained.

While our common stock is currently quoted on the OTC Bulletin Board, we cannot provide definite assurance that our shares will be actively traded. The development and continuation of a trading market will depend principally upon our business, financial condition and operating results. Since the market price for our common stock is below $5.00 per share, SEC rules will impose additional requirements upon broker-dealers who effect transactions in our shares, principally with respect to (1) additional disclosures concerning the risks of investment in lower-priced stocks, (2) written investor-suitability determinations and (3) written authorization of these transactions by the proposed purchasers. Compliance with these rules could impede trading and adversely impact the price and liquidity of your shares.

Increased regulation of the barter industry could negatively affect our business.

The barter industry is in large part currently self-regulated. We have obtained all federal, state and local licenses, permits and bonds necessary to operate our business and facilities. However, we cannot assure you that the barter industry in general, and our company in particular, will not in the future be subject to increased and more restrictive governmental regulation. If such regulation restricts or limits our ability to conduct our business, or if we are required to pay substantial compliance costs, our business, financial condition and operating results could be harmed and the return on your investment in our common stock might be negatively affected.

Provisions in our charter documents and Wisconsin law could prevent or delay a change in control of our company and possibly reduce the amount paid for our common stock in the future.

Provisions of our articles of incorporation, bylaws and Wisconsin law could, separately or together, discourage potential acquisition proposals; delay or prevent a change in control; and limit the price that investors might be willing to pay in the future for shares of our common stock.

The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See “Description of Securities - Anti-Takeover Provisions” for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

Neither our president, our chief financial officer, nor either of our vice presidents is covered by “key person” life insurance, and the loss of one or more of these key personnel could adversely affect our business results and the value of your investment.

Our future success depends upon the continued services of our management team, including our president, Donald F. Mardak, our treasurer, Danny W. Weibling, and our two vice presidents, Dale L. Mardak and John E. Strabley. The loss of the services of any one or more of these key employees could have a material adverse effect on our business, financial condition, operating results and, potentially, the value of your investment in our common stock. We do not have “key person” life insurance policies covering any of our employees.

We do not intend to declare or pay dividends in the foreseeable future.

We currently intend to retain earnings, if any, to support our growth strategy. Consequently, a prospective investor who needs to receive periodic dividend income should probably not invest in this offering.

Provisions in our charter documents and Wisconsin law could prevent or delay a change in control of our company and possibly reduce the amount paid for our common stock in the future.

Provisions of our articles of incorporation, bylaws and Wisconsin law separately or together may:

•	discourage potential acquisition proposals;

•	delay or prevent a change in control; and

•	limit the price that investors might be willing to pay in the future for shares of our common stock.

The application of these provisions could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See “Description of Securities - Wisconsin Anti-Takeover Provisions” for a further discussion of statutory and other anti-takeover provisions which may affect us. Also, our board of directors has the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, voting rights, restrictions, preferences and privileges of those shares without the approval of our stockholders. The rights of holders of common stock will be subject to, and may be impaired by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control by making it more difficult for a third party to acquire a majority of our stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders. We have no present plans to issue shares of preferred stock. However, even the potential issuance of preferred stock could reduce the price that investors are willing to pay for our common stock.

Substantial sales of our common stock by existing securityholders, or even the potential that such sales may occur, could cause the price of our stock to fall.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could cause the market price of our common stock to decline and could impair the value of your investment in our common stock and our ability to raise equity capital in the future. As of September 28, 2007, we had 60,090,436 shares of common stock outstanding, of which 24,685,673 shares are beneficially owned by our directors and executive officers.

The sales of our common stock by securityholders, or even the appearance that such holders may make such sales, may limit the market for our common stock or depress any trading market volume and price before other investors are able to sell the common stock. Moreover, a number of shareholders have held their investment for a substantial period of time and may desire to sell their shares, which could drive down the price of our common stock.

The market price of the shares may fluctuate greatly. Investors in IMS bear the risk that they will not recover their investment.

From June 24, 2002, to June 12, 2007, our common stock has traded on the OTC BB under the symbol “INLM.” Currently, trading in our common stock on the OTC BB is limited, and the per share price is likely to be influenced by the price at which and the amount of shares the selling securityholders are attempting to sell at any time with the possible effect of limiting the trading price or lowering the price to their offering price. Shares such as ours are also subject to the activities of persons engaged in short selling securities, which generally has the effect of driving the price down. Also, the common stock of growth companies, such as IMS, is typically subject to high price and volume volatility. Therefore, the price of our common stock may fluctuate widely. A full and stable trading market for our common stock may never develop in which event any holder of our common stock may not be able to sell at the time he elects or at all.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may be sold or otherwise disposed of for the account of the selling securityholders. We will not receive any of the proceeds from the sale or other disposition of the shares or interests therein by the selling securityholders.

REGISTRATION RIGHTS

Pursuant to an Agreement and Plan of Merger, dated December 30, 2006 (“Merger Agreement”), on January 31, 2007, we received a $2,500,000 investment from Alliance Barter, Inc. and its sole shareholder, Stephen E. Webster (collectively, the “Selling Securityholder”), through the issuance of 3,333,333 shares of our common stock, par value $0.0001 per share. Pursuant to Article II of the Merger Agreement, we have agreed to file with the Securities and Exchange Commission this registration statement, of which this prospectus is a part, for resale of 3,333,333 of the shares of common stock issued to the Selling Stockholder pursuant to the Merger Agreement.

During 2006 and 2007, we sold 10,775,000 shares of our common stock, par value $0.0001 per share, in private transactions to Praetorian Offshore, Ltd. (“Praetorian”). The terms of such sales provided that the shares acquired by Praetorian may, upon its request, be included in any registration statement filed by us, including this Registration Statement (“Piggyback Rights”). 5,500,000 shares of our common stock held by Praetorian are included in this Registration Statement pursuant to such Piggyback Rights.

DESCRIPTION OF CAPITAL STOCK

General

The articles of incorporation of IMS provide that we are authorized to issue up to 280,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of September 28, 2007, there were 60,090,436 shares of our common stock outstanding and no shares of preferred stock outstanding. Wisconsin law allows our board of directors to issue shares of common stock and preferred stock up to the total amount of authorized shares without obtaining the prior approval of shareholders.

The following description of our common stock and preferred stock, summarizes the material provisions of each and is qualified in its entirety by the provisions of our articles of incorporation and bylaws.

Common Stock

Holders of our outstanding common stock have the following rights and privileges in general:

•	the right to one vote for each share held of record on all matters submitted to a vote of the securityholders, including the election of directors,

•	no cumulative voting rights, which means that holders of a majority of shares outstanding can elect all of our directors,

•
the right to receive ratably dividends when, if and as may be declared by our board of directors out of funds legally available for such purposes, subject to the senior rights, if any, of any holders of preferred stock then outstanding,

•	the right to share ratably in the net assets legally available for distribution to common securityholders after the payment of our liabilities on our liquidation, dissolution and winding-up, and

•	no preemptive or conversion rights or other subscription rights, and no redemption privileges.

All outstanding shares of our common stock are fully paid and nonassessable, except to the extent of liability, if any, imposed under Section 180.0622(2) of the Wisconsin Business Corporation Law for employee wages for a period not exceeding six months in the case of any employee.

Registration Rights

As stated above, we have agreed to register, on a registration statement to be filed by us, referred to herein as the Registration Statement, (i) 3,333,333 shares of common stock issued to the selling stockholder in connection with our acquisition of Alliance Barter, Inc. and (ii) 5,500,000 shares of common stock issued to Praetorian Offshore, Ltd. in private transactions during 2006 and 2007. This prospectus is part of the Registration Statement.

Dividend Policy

We have not declared or paid any cash dividends on our common stock. We intend to retain any future earnings to finance the growth and development of our business, and therefore do not anticipate paying any cash dividends on the common stock in the future. Our board of directors will determine any future payment of cash dividends depending on the financial condition, results of operations, capital requirements, general business condition and other relevant factors.

Transfer Agent and Registrar

We have appointed Registrar and Transfer Company, Cranford, New Jersey, as our registrar and transfer agent of our common stock. The mailing address of Registrar and Transfer is 10 Commerce Drive, Cranford, New Jersey 07016.

Director Liability and Indemnification

Under Wisconsin law and our bylaws, we are required to indemnify our officers, directors, employees and agents in certain situations. In some instances, a court must approve indemnification. As permitted by Wisconsin statutes, the articles of incorporation eliminate in certain circumstances the monetary liability of our directors for a breach of their fiduciary duties. These provisions do not eliminate a director’s liability for:

•	a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest,

•	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful,

•	a transaction from which the director derived an improper personal profit, and

•	willful misconduct.

As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling the company, we have been informed that, in the opinion of the SEC, such indemnification is against public policy and therefore unenforceable

Shareholder Action

Under our bylaws, the affirmative vote of the holders of a majority of the shares of common stock represented at a meeting at which a quorum is present is sufficient to authorize, ratify or consent to any action required by the common shareholders, except as otherwise provided by the Wisconsin Business Corporation Law. Under the Wisconsin Business Corporation Law and our bylaws, our shareholders may also take actions by written consent without holding a meeting. The written consent must be signed by all of the holders of the voting power, except that if a different proportion of voting power is required for a specific action, then that proportion. If this occurs, we are required to provide prompt notice of any corporate action taken without a meeting to our shareholders who did not consent in writing to the action.

Antitakeover Provisions

Our articles of incorporation and the Wisconsin Business Corporation Law include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of a “resident domestic company,” such as IMS, which are held by certain persons in excess of 20% of the voting power of any such corporation will be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from IMS, shares acquired prior to April 22, 1986, and under certain other circumstances.

Section 180.1141 of the Wisconsin Business Corporation Law provides that a “resident domestic corporation,” such as IMS, may not engage in a “business combination” with an “interested stockholder” (a person beneficially owning 10% or more of the voting power of the outstanding common stock) for three years after the date (the "stock acquisition date") the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by the majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by non-interested stockholders.

We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging these proposals because, among other things, negotiation of the proposals might result in an improvement of their terms.

SELLING SECURITYHOLDERS

As of January 31 2007, we completed the acquisition by merger of Alliance Barter, Inc, a New York corporation; we paid as consideration 3,333,333 shares of our common stock, par value $0.0001 per share. In connection with such purchase, the sole shareholder of Alliance Barter, Stephen E. Webster, was granted demand registration rights with respect to the shares delivered by us in payment.

During 2006 and 2007, Praetorian Offshore, Ltd. (“Praetorian”) acquired in private transactions 10,775,000 shares of our common stock; 5,500,000 of such shares are included in this Registration Statement pursuant to “piggyback” registration rights granted to Praetorian in connection with such purchases.

The following table presents certain information known to us as of September 28, 2007 relating to the shareholders who are selling common stock pursuant to this offering. Stephen E. Webster, became a director of IMS in 2007. Beneficial ownership of the common stock by the selling securityholders, which term includes transferees, pledgees, donees and successors of Stephen E. Webster, the Selling Stockholder (as defined above), as well as by Praetorian Offshore, Ltd., after the offering will depend on the number of shares of common stock sold by each selling securityholder.

	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to	BeneficialOwnership of Common StockAfterOffering (2)
Name of Selling Securityholder(1)	Number	Percentage(1)	be Sold	Number	Percentage
Stephen E. Webster	3,229,333	5.40%	3,229,333	(2)	(2)
Craig C. Webster*	15,000	0.02%	15,000	(2)	(2)
Myles S. Webster*	15,000	0.02%	15,000	(2)	(2)
Rebecca Webster*	15,000	0.02%	15,000	(2)	(2)
Samantha Webster*	15,000	0.02%	15,000	(2)	(2)
Joyce Barley*	500	<0.01%	500	(2)	(2)
Debra Bonsignore*	3,000	<0.01%	3,000	(2)	(2)
Jacquie Bucklin*	2,000	<0.01%	2,000	(2)	(2)
James Bulmahn*	1,000	<0.01%	1,000	(2)	(2)
Gerard Domet*	1,000	<0.01%	1,000	(2)	(2)
Sabina Gage*	3,000	<0.01%	3,000	(2)	(2)
Steven Gerlach*	1,000	<0.01%	1,000	(2)	(2)
Sharon Hanchett*	2,000	<0.01%	2,000	(2)	(2)
Carla Hernandez*	1,000	<0.01%	1,000	(2)	(2)
Reva Hill*	3,000	<0.01%	3,000	(2)	(2)

	Beneficial Ownership of Common Stock Before Offering		Maximum Number of Shares to	BeneficialOwnership of Common StockAfterOffering (2)
Name of Selling Securityholder(1)	Number	Percentage(1)	be Sold	Number	Percentage
Bonnie Johnson*	500	<0.01%	500	(2)	(2)
Michael Martin*	1,500	<0.01%	1,500	(2)	(2)
Ralph Meranto*	7,500	0.01%	7,500	(2)	(2)
Michael Price*	5,000	<0.01%	5,000	(2)	(2)
Christopher Rocheleau*	2,000	<0.01%	2,000	(2)	(2)
Kimberly Schlafer*	3,000	<0.01%	3,000	(2)	(2)
Lisa Spath*	2,000	<0.01%	2,000	(2)	(2)
Heather Tichacek*	3,000	<0.01%	3,000	(2)	(2)
Debbi Vandewall*	2,000	<0.01%	2,000	(2)	(2)
Praetorian Offshore, Ltd. (3)	5,500,000	9.15%	5,500,000	(2)	(2)

* Donee of Stephen E. Webster, the Selling Securityholder, as described above under “Registration Rights” and below under “Plan of Distribution.” The business address of Stephen E. Webster and each of the listed donees is 1595 Elmwood Avenue, Rochester, New York 14620.

(1)	Calculated in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, based on 60,090,436 shares outstanding as of September 28, 2007.

(2)
Beneficial ownership of the common stock by the selling securityholders, which term includes transferees, pledgees, donees and successors of Stephen E. Webster, the Selling Stockholder (as defined above), as well as by Praetorian Offshore, Ltd., after the offering will depend on the number of shares of common stock sold by each selling securityholder.

(3)	The address of Praetorian Offshore, Ltd. is 119 Washington Avenue, Suite 600, Miami Beach, Florida 33139.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling securityholders. The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent any of the selling securityholders gift, pledge or otherwise transfer the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of selling securityholders under this prospectus.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholder to include the pledgee, transferee or other successors in interest as selling securityholder under this prospectus.

In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that the selling securityholder meets the criteria and conform to the requirements of that rule.

The selling securityholders might be, and any broker-dealers that act in connection with the sale of securities will be, deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals will be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders have represented and warranted to the Company that they does not have any agreement or understanding, directly or indirectly with any an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or government or any department or agency thereof to distribute shares.

To the extent required, the shares of our common stock to be sold, the name of the selling securityholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholder and affiliates. Regulation M’s prohibition on purchases may include purchases to cover short positions by the selling stockholder, and a selling securityholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have advised the selling securityholders that if a particular offer of shares is to be made on terms constituting a material change from the information described under a final prospectus, then, to the extent required, a supplement to the final prospectus must be distributed setting forth the terms and related information as required.

     We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offer

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed upon for us by Kranitz & Philipp, of Milwaukee, Wisconsin.

EXPERTS

Webb & Company, P.A., Boynton Beach, Florida, an independent registered public accounting firm, has audited the balance sheets of IMS as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the two years then ended December 31, 2006 and 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, special reports, and other information, including a registration statement on Form S-3 of which this prospectus forms a part, with the SEC. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information included in the registration statement and in the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by the reference. Our SEC filings and the registration statement, including exhibits and schedules filed with it, are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We will provide without charge to you, upon written or oral request, a copy of any information incorporated by reference in this prospectus, excluding exhibits to information incorporated by reference unless those exhibits are themselves specifically incorporated by reference.

Any requests for copies of information, reports, or other filings with the SEC should be directed to International Monetary Systems, Ltd. at 16901 West Glendale Drive, New Berlin, Wisconsin 53151, telephone (262) 780-3640. We maintain a website at www.ctebarter.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the following documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those filings:

•	our Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the SEC on April 2, 2007;

•	the description of our common stock contained in our registration statement on Form 8-A, as filed with the SEC on June 21, 2000;

•	our Quarterly Report on Form 10-QSB for the period ended March 31, 2007, as filed with the SEC On May 21, 2007;

•	our Quarterly Report on Form 10-QSB for the period ended June 30, 2007, as filed with the SEC On August 15, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on September 6, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on September 5, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on March 26, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on January 16, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on January 8, 2007; and

•	our two Current Reports on Form 8-K, as filed with the SEC on October 4, 2007

We also incorporate by reference each of the documents that we file with the SEC (excluding those filings made under Items 2.02 or 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus until all of the securities covered by this prospectus are sold by the selling securityholders. Any statements made in such documents will automatically update and supersede the information contained in this prospectus, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 - Other Expenses of Issuance and Distribution

The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant, in connection with the registration of the securities being offered. The selling shareholders will not pay any of the following expenses.

Registration Fee	$170.85
Legal Fees and Expenses*	$50,000.00
Accounting Fees and Expenses*	$4,000.00
Transfer Agent’s Fees*	$1,000.00
Printing Expenses*	$1,000.00
Miscellaneous*	$1,829.15
Total*	$58,000.00

* Estimate

Item 15. Indemnification of Directors and Officers.

Section 180.0851 of the Wisconsin Business Corporation Law (“WBCL”) requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proved by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

Item 16 - Exhibits

4.1	Registration Rights Provisions, included as Article II of the Agreement and Plan of Merger, dated as of December 30, 2006, by and among IMS, IMS Holdings, Inc., Alliance Barter, Inc. and Stephen E. Webster.*

5.1	Opinion of Kranitz & Philipp, as to the legality of the securities being registered.

23.1	Consent of Kranitz & Philipp (included in Exhibit 5.1)

23.2	Consent of Webb & Company, P.A.

24.1	Power of Attorney (included on signature page).

* Incorporated by reference to our Current Report on Form 8-K, as filed with the SEC on January 8, 2007.

Item 17 - Undertakings

Rule 415 Offering.

We hereby undertake that:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by us pursuant to section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

   (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Filings Incorporating Subsequent Exchange Act Documents by Reference.

We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans’ annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Registration Statement Permitted by Rule 430A Under the Securities Act of 1933.

We hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effect amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on this 3rd day of October, 2007.

INTERNATIONAL MONETARY SYSTEMS, LTD.

By:	/s/ DONALD F. MARDAK
Donald F. Mardak
Chief Executive Officer and President

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald F. Mardak, Chief Executive Officer and President, his true and lawful attorney-in-fact with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD F. MARDAK	Chief Executive Officer (Principal	October 3, 2007
Donald F. Mardak	Executive Officer), President
and Chairman of the Board

/s/ DANNY W. WEIBLING	(Principal Financial Officer)	October 3, 2007
Danny W. Weibling	and Treasurer

/s/ JOHN E. STRABLEY, JR.	Executive Vice President	October 3, 2007
John E. Strabley, Jr.	and Director

/s/ DALE L. MARDAK	Senior Vice President	October 3, 2007
Dale L. Mardak	and Director

/s/ GERALD G. VAN DYN HOVEN	Director	October 3, 2007
Gerald G. Van Dyn Hoven

/s/ WAYNE W. EMMER	Director	October 3, 2007
Wayne W. Emmer

/s/ WAYNE R. DALIN	Director	October 3, 2007
Wayne R. Dalin

/s/ THOMAS DELACY	Director	October 3, 2007
Thomas DeLacy

/s/ STEPHEN E. WEBSTER	Director	October 3, 2007
Stephen E. Webster